SCHEDULE D

This Schedule sets forth information with respect to each purchase and sale of Ordinary Shares which were effectuated by the Reporting Person for the benefit of the Cevian Funds since the filing of Amendment No. 5. Unless otherwise noted, such transactions were effectuated in the open market through a broker.

Trade Date	Ordinary Shares Purchased (Sold)	Price ($)*
2026-05-05	500,000	15.58
2026-05-06	600,000	15.15
2026-05-07	500,000	14.91
2026-05-08	500,000	14.85
2026-05-11	500,000	14.61
2026-05-12	450,000	14.65
2026-05-13	500,000	14.86
2026-05-14	500,000	14.86
2026-05-15	107,189	14.90
2026-05-18	336,067	14.88
2026-05-19	8,397	15.33
2026-05-21	220,943	15.35
2026-05-22	449,222	15.34
2026-05-26	412,875	15.31
2026-05-27	553,876	15.28
2026-05-28	800,000	15.01
2026-05-29	972,919	15.01
2026-06-01	800,000	14.84
2026-06-02	873,205	14.73

* Excluding commissions, SEC fees, etc. (rounded to nearest cent). The Ordinary Shares were purchased using British Pounds. For purposes of this Schedule 13D, a conversion rate of USD $1.34725 for each GBP 1.00 was used.